EXHIBIT 99.1

NEWS RELEASE DATED DECEMBER 6, 2011

CALAIS
RESOURCES

Calais Resources Update

Press Release:  Source:              Calais Resources, December 6, 2011

Denver, Colorado USA – CALAIS RESOURCES, INC (“Calais” or the “Company”)  (Pink Sheets: CAAUF), a development stage mineral exploration company, would like to take this opportunity to update our shareholders and the market on recent developments for the Company.

Calais has a note that was fully due and payable on December 1, 2011 to Brigus Gold Corp. (“Brigus”), in the amount of approximately US$10.5 million, including principal and accrued interest, which loan is secured by the Company’s Colorado assets.  Calais is in preliminary discussions with Brigus and others to negotiate the payment of this note, however, the Company cannot guarantee that a satisfactory agreement will be reached between Calais and Brigus or any other parties.  Calais will update the shareholders and investors from time to time on the status of the note.

About Calais

Calais Resources is an exploration and development company which owns and operates the Cross and Caribou gold and silver mine operations in Colorado and the White Caps mine operation in Manhattan, Nevada.  The Company is currently in the initial stages of reviewing the reopening of the fully permitted Cross Mine, which includes resuming underground exploration and preliminary production activities in Colorado and surface exploration in Nevada.  A test mining and processing program has been implemented at the Cross Mine.  Calais’ common stock is currently quoted on the over the counter market under the symbol CAAUF.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein and subsequent oral statements made by and on the behalf of the Company may contain “forward-looking statements”.  Such forward-looking statements may be identified by words such as “intends,” “anticipates,” believes,” “expects,” and “hopes” and include, without limitation, statements regarding the Company’s ability to repay the indebtedness owing to Brigus Gold.  Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2011 and other filings with the Securities Exchange Commission (SEC) and SEDAR under the caption of “Risk Factors.”  Many of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements, except as otherwise required by applicable securities statutes or regulations.

Contact:
Calais Resources, Inc
David Young
President
Phone:                        1-888-432-8821
Email:                         Info@calaisresources.com

Website:                      www.Calaisresources.com